                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   AAON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Bay Harbour Management, L.C.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

CONTACT:
--------
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:
----------------------

NEW YORK, NY AND TAMPA, FL, May 13, 199 - Bay Harbour Management, L.C., which is soliciting proxies in opposition to the management of AAON Inc. (NASDAQ: AAON) and seeks to elect nominee Steven Van Dyke to the AAON Board at the Company's upcoming May 25 annual meeting, today announced that it has sent the following letter to AAON shareholders.

                                                        May 12, 1999

                TIME IS SHORT! THE AAON ANNUAL MEETING IS MAY 25.
                       PLEASE VOTE YOUR GOLD PROXY TODAY.

Dear Fellow AAON Shareholder:

With AAON's annual Meeting quickly approaching, we are writing again to urge you to vote your GOLD proxy card in support of Steven A. Van Dyke for election to AAON's Board. Mr. Van Dyke is the Founder and Managing Principal of Bay Harbour, the Company's largest outside shareholder. By signing the enclosed GOLD proxy card, your shares will voted for Mr. Van Dyke and for Anthony Pantaleoni, one of the Company's nominees.

In his shareholder letter dated May 6, AAON's President recounts the Company's 1998 and first quarter 1999 results. We agree they are good results. Furthermore, we have always believed that management has done an adequate job of running the Company, at least with respect to operating results.

WE BELIEVE THAT MANAGEMENT HAS FAILED, HOWEVER, WHEN THE ISSUE BECOMES ONE OF INCREASING AAON'S STOCK PRICE. DESPITE GOOD OPERATING RESULTS, THIS MANAGEMENT HAS YET TO FIND A WAY TO TRANSLATE THOSE RESULTS INTO INCREASED VALUE FOR THE BENEFIT OF ALL SHAREHOLDERS. REMEMBER - AAON'S STOCK PRICE IS VIRTUALLY UNCHANGED IN THE LAST YEAR. FURTHER, IF YOU HAVE HELD AAON STOCK FOR THE LAST FIVE YEARS - DURING ONE OF THE GREATEST BULL MARKETS EVER -- YOU WOULD HAVE LOST MONEY.

              WE ARE NOT SEEKING CONTROL OF AAON. WE WANT TO ELECT ONE DIRECTOR TO ADVANCE THE INTERESTS OF ALL SHAREHOLDERS

We are seeking your vote for just one Board seat of the two that are open for election at the May 25 annual meeting. If elected, Mr. Van Dyke would be just one of seven AAON directors. He seeks a role as a shareholder advocate and would encourage management

                                    - MORE -
AAON Inc. / Bay Harbour
May 13, 1999
Page Two


to find ways to improve the Company's corporate governance policies and to increase the value of the Company, for the benefit of all shareholders.

Mr. Van Dyke believes that an acquisition of the Company may be the best way to maximize shareholder value. Recently, there has been an increase in merger and acquisition activity in the HVAC industry. We believe that this improved acquisition climate may provide an opportunity to sell the Company at a substantial premium over the current market price.

                YOUR BOARD SHOULD BE FOCUSED ON MAXIMIZING VALUE,
                     NOT ON RESTRICTING SHAREHOLDER RIGHTS.

We also seek your support for a number of corporate governance proposals. We firmly believe that AAON's poor corporate governance structure and policies have entrenched management and have been a hindrance in increasing the value of the Company.

Specifically, our proposals seek to reverse the current Board's encroachment on shareholder rights which has occurred over the last few years - and especially the last few months. You should be aware that your Board without consulting you, the real owners of AAON:

o INSTALLED A "POISON PILL" WHICH GIVES THE FINAL AUTHORITY OVER ACCEPTING AN UNSOLICITED BID TO THE BOARD - NOT THE SHAREHOLDERS.

o CREATED A STAGGERED BOARD STRUCTURE, ELIMINATING YOUR ABILITY TO ELECT A NEW BOARD MAJORITY AT THE ANNUAL MEETING,

o ELIMINATED YOUR RIGHT TO ACT BY WRITTEN CONSENT, A COMMON RIGHT ENJOYED BY THE SHAREHOLDERS OF THOUSANDS OF PUBLIC COMPANIES.

WE BELIEVE THE DIRECTORS SHOULD BE FOCUSED ON IMPROVING VALUE FOR SHAREHOLDERS - AND NOT ON ENTRENCHING THEMSELVES AT THE EXPENSE OF YOUR RIGHTS AS SHAREHOLDERS.


                  ELECT A DIRECTOR ALIGNED WITH YOUR INTERESTS.
                           VOTE YOUR GOLD PROXY TODAY!

Bay Harbour is the owner of about 16% of AAON - the company's largest outside shareholder. Clearly, our interests as shareholders are aligned with yours. We urge you to return your GOLD proxy card today.

                                    - MORE -

AAON Inc. / Bay Harbour
May 13, 1999
Page Two


REMEMBER - EVEN IF YOU HAVE ALREADY VOTED A MANAGEMENT PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE BY SIGNING AND MAILING THE ENCLOSED GOLD PROXY CARD. IN AN ELECTION CONTEST, ONLY YOUR LATEST-DATED PROXY COUNTS IN THE FINAL TALLY.

If you have comments about our election contest or questions about voting your shares, please contact Peter Wainman of Bay Harbour at (212) 753-7538 or MacKenzie Partners, Inc. toll-free at (800) 322-2885.

We appreciate your consideration of our nominee and our proposals.

                                   Sincerely,

 /sig cut/                                        /sig cut/

Steven A. Van Dyke                                Douglas Teitelbaum
Founder and Managing Principal                    Managing Principal



                       ADDITIONAL PARTICIPANT INFORMATION

Keith Levesque is also a participant in the solicitation. Mr. Levesque is a vice president of Bay Harbour. Mr. Levesque does not currently own any AAON Common Stock. On March 4, 1997, Mr. Levesque purchased 750 shares of AAON Common Stock and on January 5, 1998, Mr. Levesque purchased 1,000 shares of AAON Common Stock. Mr. Levesque sold 1,750 shares of AAON Common Stock on March 4, 1999.


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